Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Euronet Worldwide, Inc. of our report dated April 28, 2003 relating to the financial statements of e-pay Limited, which appears in the Current Report on Form 8-K/A of Euronet Worldwide, Inc. filed on May 2, 2003.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP

London

December 18, 2003